Exhibit 99.1
Resource Center: 1-800-732-6643

Contacts:	Janis Smith 202-752-2078

Number:	5310a

Date:	February 24, 2011
Fannie Mae Reports Fourth-Quarter and Full-Year 2010 Results
Losses Decline and the Company Strengthens its Book of Business with New Acquisitions
WASHINGTON DC — Fannie Mae (FNMA/OTC) today reported net income of $73 million in the fourth quarter of 2010, compared to a net loss of $1.3 billion in the third quarter of the year. The change resulted from a decline in the company’s credit-related expenses and the successful resolution of outstanding repurchase claims. Fannie Mae is building a strong new book of business and expects that new loans acquired since January 2009 will be profitable over their life cycle. The company is working to mitigate losses on its legacy book of business by focusing on reducing defaults, pursuing home retention solutions and foreclosure alternatives to help struggling homeowners, and pursuing contractual remedies from lenders and providers of credit enhancement.
The company’s net loss attributable to common stockholders in the fourth quarter of 2010 was $2.1 billion, which included $2.2 billion in dividend payments to the U.S. Treasury. To eliminate the company’s net worth deficit of $2.5 billion as of December 31, 2010 the Federal Housing Finance Agency (FHFA) has requested $2.6 billion on the company’s behalf from Treasury, more than 80 percent of which is the dividend payment to Treasury. Upon receiving those funds, the company’s total obligation to Treasury for its senior preferred stock will be $91.2 billion. Overall, the company has paid a total of $10.2 billion in dividends to Treasury since its senior preferred stock was issued, including $7.7 billion paid in 2010.
For the full year of 2010, Fannie Mae reported a net loss of $14.0 billion, compared with a loss of $72.0 billion for 2009. The net loss attributable to common stockholders, which includes the $7.7 billion in dividends paid to Treasury on the company’s senior preferred stock, was $21.7 billion, or $(3.81) per diluted share for 2010, compared with $74.4 billion, or $(13.11) per diluted share, for 2009.
“Fannie Mae continues to make important strides as we build a strong new book of business, set new standards for credit quality in the mortgage industry, and maintain our focus on finding solutions for distressed borrowers and neighborhoods.” said Michael J. Williams, president and chief executive officer. “As a result, Fannie Mae is a leading provider of capital and liquidity for single-family mortgages and affordable multifamily rental housing during this critical period in the housing recovery.”

Fourth-Quarter and Full-Year 2010 Results	1

Providing Liquidity to the Market
During 2010, Fannie Mae guaranteed or purchased an estimated $856 billion in loans, which includes approximately $217 billion in delinquent loans purchased from its single-family mortgage-backed securities trusts. The company purchases loans out of MBS trusts and takes them on its balance sheet to improve its funding costs and to allow the company to pursue loss mitigation solutions like modifications to minimize potential losses on these loans. As a result of these purchases, Fannie Mae reduced the level of loans in MBS trusts that were delinquent as to four or more consecutive monthly payments from $127 billion to $8 billion as of year-end.
Fannie Mae continued to be the largest single issuer of mortgage-related securities in the secondary market in 2010, with an estimated market share of new single-family mortgage-related securities of 44.0 percent. In the multifamily market, Fannie Mae guaranteed an estimated 20.1 percent of multifamily mortgage debt outstanding as of September 30, 2010, the latest date for which the Federal Reserve has estimated mortgage debt outstanding for multifamily residences. The company financed approximately 2,712,000 single-family conventional loans, excluding delinquent loans purchased from its MBS trusts, and approximately 306,000 units in multifamily properties in 2010.
Credit Quality
2009 — 2010 Single-Family Book of Business: The unpaid principal balance of single-family conventional loans Fannie Mae guaranteed or purchased since the beginning of 2009 total $1.28 trillion, more than 40 percent of its single-family guaranty book of business as of December 31, 2010. The company continues to expect that these loans will be profitable over their lifecycle, given their strong credit risk profile and performance to date. Conventional single-family loans added to Fannie Mae’s book of business in 2009 and 2010 had a weighted average loan-to-value ratio at origination of 68 percent, and a weighted average credit score at origination of 762.
These loans have a stronger profile partly because the company changed its underwriting guidelines to more accurately reflect risk in the housing market and to significantly reduce acquisitions of higher-risk loans. The changes include a higher minimum FICO credit score and reduced maximum debt-to-income ratio for most loans, a national minimum down payment policy, increases in the company’s guaranty fee pricing structure to better align risk and pricing, and updated appraisal policies.
2005 — 2008 Single-Family Book of Business: Fannie Mae reserved for or realized approximately $110 billion of losses on its single-family loans over the past two years. Most of these losses are attributable to loans purchased or guaranteed from 2005 through 2008. Fannie Mae estimates that it has reserved for the substantial majority of the remaining losses on these loans and that the company’s results of operations have already reflected a substantial majority of the credit losses it has yet to realize on these loans, and expects that defaults on these loans and the resulting charge-offs will occur over a period of years. Given the large current and anticipated supply of single-family homes in the market, it will take years before Fannie Mae’s inventory of real estate owned (REO) properties approaches pre-2008 levels.

Fourth-Quarter and Full-Year 2010 Results	2

Fannie Mae’s single-family serious delinquency rate decreased to 4.48 percent as of December 31, 2010, from 4.56 percent as of September 30, 2010, and from 5.38 percent as of December 31, 2009. This decrease is primarily the result of loan workouts completed and foreclosed property acquisitions during the quarter and year, reflecting the company’s emphasis on reducing delays in determining and executing the appropriate approach for a given loan. The 2005 to 2008 acquisitions are becoming a smaller percentage of the company’s guaranty book of business, decreasing from 50 percent of its guaranty book of business as of December 31, 2009 to 39 percent as of December 31, 2010.
The ultimate performance of loans the company has acquired since the beginning of 2009 will be affected by macroeconomic trends, including unemployment, the economy, and home prices. For further discussion of the company’s credit performance, see the Executive Summary of its annual report on Form 10-K for the year ended December 31, 2010, which was filed today with the Securities and Exchange Commission.
Foreclosure Prevention
During 2010, Fannie Mae completed more than 515,000 single-family loan workouts, including over 440,000 home-retention solutions (including modifications, repayment plans, and forbearances). In the fourth quarter of 2010, the company completed home-retention solutions for approximately 90,000 loans with an aggregate unpaid principal balance of $18 billion. Details of the company’s home-retention solutions, foreclosure alternatives, and refinances during 2010 include:
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Loan modifications, including permanent modifications under the Treasury Department’s Home Affordable Modification Program (HAMP), of 403,506 for 2010, compared with 98,575 in 2009. These figures do not include modifications in trial periods. Loan modification volume was over four times higher in 2010 than in 2009, as the number of borrowers who were experiencing financial difficulty increased and a significant number of HAMP trial modifications were completed and became permanent HAMP modifications. Completed modifications decreased in the fourth quarter of 2010 to 81,692 from 106,365 in the third quarter of 2010.

▪
Repayment plans/forbearances completed of 31,579, compared with 22,948 in 2009. The company completed 7,973 repayment plans and forbearances in the fourth quarter of 2010, compared with 6,208 in the third quarter of 2010.

▪
Preforeclosure sales and deeds-in-lieu of foreclosure of 75,391, compared with 39,617 in 2009. Fannie Mae agreed to an increasing number of preforeclosure sales and accepted a higher number of deeds-in-lieu of foreclosure during 2010 as these are favorable solutions in the case of a growing number of homeowners. The company completed 15,632 preforeclosure sales and deeds-in-lieu of foreclosure in the fourth quarter of 2010, compared with 20,918 in the third quarter of 2010. The decrease was due primarily to weak market conditions affecting pre-foreclosure sales during the quarter.

▪
Refinanced loans purchased or guaranteed by Fannie Mae totaled approximately 2,113,000 in 2010 (including 659,000 loans through the company’s Refi PlusTM initiative), compared with 2,484,000 refinances (including

Fourth-Quarter and Full-Year 2010 Results	3

329,000 through Refi Plus), in 2009. On average, homeowners who refinanced during 2010 through Refi Plus reduced their mortgage payments by $149 a month, or $1,788 annually.
Homeowner Initiatives: In the fourth quarter of 2010 and into 2011, Fannie Mae continued to develop programs and invest in initiatives that are designed to help keep people in homes, assist prospective homeowners, and support the mortgage and housing markets overall. During the fourth quarter and into the beginning of 2011:
▪
Fannie Mae began offering modifications under its Second Lien Modification Program, which is designed to work in tandem with HAMP by lowering payments on second lien mortgage loans for homeowners whose second lien mortgage loan is owned by Fannie Mae and whose first lien mortgage loan has been modified under HAMP, even where the company does not own the first lien mortgage loan.

▪
In 2010, Fannie Mae launched KnowYourOptions.comTM, a bilingual consumer education website that outlines the choices available to homeowners who are struggling with their mortgage payments, and provides guidance on how they can contact and work with their mortgage company to find solutions. In January 2011, Fannie Mae launched WaysHomeTM, an interactive multi-media tool designed to educate homeowners about their options to avoid foreclosure, empower them to make informed decisions and motivate them to take action and seek help. WaysHome is a new feature available on KnowYourOptions.com. Through video reenactment, WaysHome allows homeowners to experience scenarios that address a range of options for avoiding foreclosure that include repayment plans, forbearances, modifications, deeds-in-lieu, and short sales.

▪
Fannie Mae continues to conduct homeowner outreach across the country and in 2010, opened Mortgage Help Centers in Miami, Chicago, Atlanta, Los Angeles, Phoenix and Dallas/Fort Worth with other locations to be announced in 2011. The company also uses direct mail and phone calls to encourage homeowners to pursue foreclosure alternatives, and has also established partnerships with counseling agencies in other communities to provide similar services.

Foreclosures and REO
Fannie Mae acquired 45,962 single-family REO properties through foreclosure in the fourth quarter of 2010, compared with 85,349 in the third quarter of 2010. The reduction was due, in part, to a pause in foreclosures triggered by the discovery of deficiencies in servicers’ foreclosure processes. The company acquired 262,078 single-family REO properties through foreclosure in all of 2010, compared with 145,617 in 2009. As of December 31, 2010, the company’s inventory of single-family REO properties was 162,489, compared with 166,787 as of September 30, 2010, and 86,155 as of December 31, 2009. The carrying value of the company’s single-family REO was $15.0 billion, compared with $16.4 billion as of September 30, 2010, and $8.5 billion as of December 31, 2009.
As of December 31, 2010, approximately 27 percent of Fannie Mae’s REO properties were within state or locally mandated redemption periods (during which time the foreclosed-upon borrower can regain title to his or her property by paying off the full amount due on the loan), which lengthens the time a property is in REO inventory by an average of two to six months because these properties can’t be marketed until after the redemption period expires.

Fourth-Quarter and Full-Year 2010 Results	4

Additionally, as of December 31, 2010, approximately 40 percent of the company’s properties that it is unable to market for sale were occupied, in some instances due to Fannie Mae’s “Tenant-in-Place” or “Deed-for-Lease” programs. Properties that are occupied also remain in REO inventory for longer periods of time.
The company’s single-family foreclosure rate, which reflects the annualized number of single-family properties acquired through foreclosure as a percentage of the total number of loans in its conventional single-family guaranty book of business, was 1.03 percent on an annualized basis in the fourth quarter of 2010, compared with 1.91 percent in the third quarter of 2010. The company’s single-family foreclosure rate was 1.46 percent for 2010, compared with 0.80 percent for 2009.
Summary of Fourth-Quarter and Full-Year 2010 Results
Fannie Mae reported a net loss of $14.0 billion for 2010, compared with a loss of $72.0 billion for 2009. The company’s net loss attributable to common stockholders was $21.7 billion, or $(3.81) per diluted share in 2010, compared with a loss of $74.4 billion, or $(13.11) per diluted share in 2009. The net worth deficit of $2.5 billion as of December 31, 2010 takes into account dividends paid on senior preferred stock held by Treasury.

(dollars in millions, except per share amounts) (1)	4Q10	3Q10	Variance	2010	2009(5)	Variance

Net interest income	$4,637	$4,776	$(139)	$16,409	$14,510	$1,899
Guaranty fee income	45	51	(6)	202	7,211	(7,009)
Fee and other income (1)	208	253	(45)	882	773	109

Net revenues	4,890	5,080	(190)	17,493	22,494	(5,001)
Investment gains, net	75	82	(7)	346	1,458	(1,112)
Net other-than-temporary impairments (2)	(23)	(326)	303	(722)	(9,861)	9,139
Fair value gains (losses), net	366	525	(159)	(511)	(2,811)	2,300
Income (losses) from partnership investments	(37)	47	(84)	(74)	(6,735)	6,661
Administrative expenses	(592)	(730)	138	(2,597)	(2,207)	(390)
Credit-related expenses (3)	(4,318)	(5,561)	1,243	(26,614)	(73,536)	46,922
Other non-interest expenses (4)	(311)	(457)	146	(1,421)	(1,809)	388

Net losses and expenses	(4,840)	(6,420)	1,580	(31,593)	(95,501)	63,908
Income (loss) before federal income taxes and extraordinary losses	50	(1,340)	1,390	(14,100)	(73,007)	58,907
Benefit for federal income taxes	15	9	6	82	985	(903)

Net income (loss)	65	(1,331)	1,396	(14,018)	(72,022)	58,004
Less: Net (income) loss attributable to the noncontrolling interest	8	(8)	16	4	53	(49)

Net income (loss) attributable to Fannie Mae	$73	$(1,339)	$1,412	$(14,014)	$(71,969)	$57,955
Preferred stock dividends	(2,154)	(2,116)	(38)	(7,704)	(2,474)	(5,230)

Net loss attributable to common stockholders	$(2,081)	$(3,455)	$1,374	$(21,718)	$(74,443)	$52,725

Diluted loss per common share	$(0.37)	$(0.61)	$0.24	$(3.81)	$(13.11)	$9.30

(1) Certain prior period amounts have been reclassified to conform to the current period presentation. Trust management income is included in fee and other income.
(2) Prior to an April 2009 change in account for impairments, net other-than temporary impairments also included the non-credit portion, which in subsequent periods is recorded in other comprehensive income.
(3) Consists of provision for loan losses, provision for guaranty losses and foreclosed property expense.
(4) Consists of debt extinguishment losses, net and other expenses.
(5) 2009 results do not reflect accounting standards for consolidation that the company adopted prospectively on January 1, 2010.
On January 1, 2010, Fannie Mae prospectively adopted new accounting standards, which had a significant impact on the presentation and comparability of its consolidated financial statements. The new standards resulted in the consolidation of the substantial majority of Fannie Mae’s single-class securitization trusts and the elimination of previously recorded deferred revenue from our guaranty arrangements. While some line items in the company’s consolidated statements of operations were not impacted, others were impacted significantly, which reduces the comparability of the company’s results for 2010 with the results in prior years. For further discussion of the impact of the new accounting standards on the company’s consolidated results of operations, see Management’s Discussion and Analysis of Financial Condition and Results of Operations — Consolidated Results of Operations in its 2010 annual report on Form 10-K

Fourth-Quarter and Full-Year 2010 Results	5

Net revenues were $4.9 billion in the fourth quarter of 2010, down four percent from $5.1 billion in the third quarter of 2010, due primarily to a decrease in net interest income. For the year, net revenue was $17.5 billion, down 22 percent from $22.5 billion in 2009.
Credit-related expenses, which are the total provision for credit losses plus foreclosed property expense, were $4.3 billion in the fourth quarter, down from $5.6 billion in the third quarter of 2010. For the year, credit-related expenses were $26.6 billion, compared with $73.5 billion in 2009. Fannie Mae’s provision for credit losses was substantially lower in 2010, as there was neither a significant increase in the number of seriously delinquent loans, nor a sharp decline in home prices. Therefore, the company did not need to substantially increase its total loss reserves in 2010.
Additionally, Fannie Mae’s provision attributable to fair value losses on credit-impaired loans was $180 million in 2010 compared with $20.3 billion in 2009. On December 31, 2010, the company entered into an agreement with Bank of America, N.A., and its affiliates, to address outstanding repurchase requests for residential mortgage loans. Bank of America agreed, among other things, to a cash payment of $1.3 billion, $930 million of which was recognized as a recovery of charge-offs resulting in a reduction to the company’s provision for guaranty losses and allowance for loan losses.
Fannie Mae expects that its credit-related expenses will remain high in 2011, and that its credit losses will be higher in 2011 than in 2010.
Credit losses, which the company defines generally as net charge-offs plus foreclosed property expense, excluding the effect of certain fair-value losses, were $3.2 billion in the fourth quarter of 2010, compared with $8.2 billion in the third quarter of 2010. For the year, credit losses were $23.6 billion, compared with $13.6 billion in 2009. The increase in 2010 reflects the increase in the number of defaults, particularly due to loans acquired by Fannie Mae from 2005 through 2008 with higher-risk attributes compared with current underwriting standards, the prolonged period of high unemployment and the decline in home prices. In addition, defaults in 2009 were lower than they could have been due to the foreclosure moratoria during the end of 2008 and first quarter of 2009. The increase in defaults during 2010 was partially offset by a slight reduction in average loss severity as home prices improved in some geographic regions.
Single-family credit losses realized in 2009 and 2010, combined with the amounts reserved for single-family credit losses as of December 31, 2010, total approximately $110 billion. The vast majority of these losses are attributable to single-family loans Fannie Mae purchased or guaranteed from 2005 through 2008. To reduce the credit losses the company ultimately incurs on its legacy book of business in the future, Fannie Mae is focusing on reducing defaults to avoid losses that otherwise would occur; efficiently managing timelines for home retention solutions, foreclosure alternatives, and foreclosures; pursuing foreclosure alternatives to reduce the severity of the losses incurred; managing its REO inventory to reduce costs and maximize sales proceeds; and pursuing contractual remedies from lenders and providers of credit enhancement, including mortgage insurers.

Fourth-Quarter and Full-Year 2010 Results	6

Total loss reserves and fair value losses previously recognized on acquired credit-impaired loans were $85.4 billion as of December 31, 2010, compared with $84.6 billion as of September 30, 2010. The company considers a portion of total fair value losses previously recognized on loans purchased out of MBS trusts as an “effective reserve,” apart from our total loss reserves, to the extent that we expect to realize them as credit losses in the future. Total nonperforming loans in the company’s guaranty book of business were $214.8 billion as of December 31, 2010, compared with $213.3 billion as of September 30, 2010.
Net fair value gains were $366 million in the fourth quarter of 2010, compared with gains of $525 million in the third quarter of 2010. For the year, net fair value losses were $511 million, compared with $2.8 billion of net fair value losses in 2009. In 2010, the company recognized trading gains of approximately $2.7 billion, which were more than offset by fair value losses on its derivatives of $3.0 billion.
Net other-than-temporary impairment charges recorded in 2010 were primarily driven by a net decline in forecasted home prices for certain geographic regions, which resulted in a decrease in the present value of Fannie Mae’s cash flow projections on Alt-A and subprime securities. Net other-than-temporary impairment decreased in 2010 compared with 2009 due to slower deterioration of the estimated credit component of the fair value losses of these securities. In addition, net-other-than temporary impairment decreased in 2010 compared with 2009 because, effective beginning in the second quarter of 2009, the company recognizes only the credit portion of other-than-temporary impairment in its consolidated statements of operations due to the adoption of a new other-than-temporary accounting standard. The net other-than-temporary impairment charge recorded prior to April 1, 2009 included both the credit and non-credit components of the loss in fair value. Approximately 57% of the impairment recorded in 2009 was recorded in the first quarter of 2009 prior to the change in accounting standards.
See “Note 6, Investments in Securities” in Fannie Mae’s 2010 Form 10-K for the year ended December 31, 2010 for additional information regarding the net other-than-temporary impairment recognized in 2010. The company provides further discussion of its financial results and condition, credit performance, fair value balance sheets, and other matters in its annual report on Form 10-K. Further information about the company’s credit performance, the characteristics of its guaranty book of business, the drivers of its credit losses, its foreclosure-prevention efforts, and other measures is contained in the “2010 Credit Supplement” on Fannie Mae’s website, www.fanniemae.com.
Net Worth and U.S. Treasury Funding
The Acting Director of FHFA has requested $2.6 billion of funds from Treasury on the company’s behalf under the terms of the senior preferred stock purchase agreement between Fannie Mae and Treasury to eliminate the company’s net worth deficit as of December 31, 2010. Fannie Mae’s fourth quarter dividend of $2.2 billion on its senior preferred stock held by Treasury was declared by FHFA and paid by the company on December 31, 2010. Fannie Mae paid a total of $7.7 billion in dividends on the senior preferred stock to Treasury in 2010. In December 2010, Treasury provided to the company $2.5 billion to cure its net worth deficit as of September 30, 2010. As a result of this draw, the aggregate liquidation preference of the senior preferred stock increased from $86.1 billion to $88.6 billion as of December 31, 2010. It will increase to $91.2 billion upon the receipt of funds from Treasury to eliminate the company’s fourth-quarter 2010 net worth deficit.

Fourth-Quarter and Full-Year 2010 Results	7

Through December 31, 2010, the company has paid in aggregate $10.2 billion to Treasury in dividends on the senior preferred stock. Fannie Mae does not expect to earn profits in excess of its annual dividend obligation to Treasury for the indefinite future. As draws for credit losses abate, the company expects its draws to be driven increasingly by dividend payments to Treasury.
Fair Value Update
The fair value of Fannie Mae’s net assets increased by $10.6 billion from September 30, 2010, resulting in a fair value net deficit of $120.3 billion as of December 31, 2010, compared to a fair value net deficit of $98.8 billion as of December 31, 2009. As part of Fannie Mae’s disclosure requirements with FHFA, the company discloses on a quarterly basis supplemental non-GAAP consolidated fair value balance sheets, reflecting the company’s assets and liabilities at estimated fair value. The fair value of the company’s net assets is not a measure defined within generally accepted accounting principles and may not be comparable to similarly titled measures reported by other companies. The estimated fair value of the company’s net assets is calculated as of a particular point in time based on its existing assets and liabilities, and does not incorporate other factors that may have a significant impact on its long-term fair value.
As a result, the estimated fair value of the company’s net assets presented in its non-GAAP consolidated fair value balance sheets does not represent an estimate of its net realizable value, liquidation value, or its market value as a whole. In addition, the fair value of the company’s net assets attributable to common stockholders presented in its fair value balance sheet does not represent an estimate of the value it expects to realize from operating the company, nor what it expects to draw from Treasury under the terms of the senior preferred stock purchase agreement.
For more information on the change in the company’s fair value net deficit, please refer to “Supplemental Non-GAAP Information — Fair Value Balance Sheets” in the company’s annual report on Form 10-K for the year ended December 31, 2010. See also “Supplemental Non-GAAP Consolidated Fair Value Balance Sheets” and “Explanation and Reconciliation of Non-GAAP Measures to GAAP Measures” later in this release for a reconciliation of the company’s fair value balance sheets to its GAAP consolidated balance sheets.
Business Segment Results
Fannie Mae conducts its activities through three complementary businesses: our Single-Family business, our Multifamily business, and our Capital Markets group. As a result of the adoption of new accounting standards and changes to Fannie Mae’s segment presentation in 2010, segment results reported for the current periods are not comparable with prior years’ segment results. The company’s Single-Family and Multifamily businesses work with Fannie Mae’s lender customers to purchase and securitize mortgage loans customers deliver into Fannie Mae MBS. The Capital Markets group manages the company’s investment activity in mortgage-related assets, funding investments primarily with proceeds received from the issuance of Fannie Mae debt securities in the domestic and international capital markets. The Capital Markets group also provides liquidity to the mortgage market through short-term financing and other activities.

Fourth-Quarter and Full-Year 2010 Results	8

Single-Family guaranty book of business was $2.87 trillion as of December 31, 2010, compared with $2.85 trillion as of September 30, 2010, and $2.91 trillion as of December 31, 2009. Single-family guaranty fee income for the fourth quarter of 2010 was $1.8 billion, the same as the third quarter of 2010. The Single-Family business lost $3.6 billion in the fourth quarter of 2010, compared with a loss of $5.5 billion in the third quarter of 2010, due primarily to credit-related expenses of $4.1 billion, almost all of which were attributable to loans purchased or guaranteed from 2005 through 2008. For the year, the Single-Family business lost $26.7 billion, compared with a loss of $63.8 billion in 2009, due primarily to a decrease in credit-related expenses.
Multifamily guaranty book of business as of December 31, 2010 was $189.4 billion, compared with $187.4 billion as of September 30, 2010, and $185.3 billion as of December 31, 2009. Multifamily recorded credit-related expenses of $254 million in the fourth quarter of 2010, compared with $2 million in the third quarter of 2010. Multifamily lost $183 million in the fourth quarter of 2010, compared with $181 million earned in the third quarter of 2010. For the year, Multifamily earned $216 million, compared with a loss of $9.0 billion in 2009 that was largely driven by losses on the company’s low income housing tax credit partnership investments and an increase in the provision for credit losses to build our multifamily loss reserves.
Capital Markets’ net interest income was $3.7 billion in the fourth quarter of 2010, compared with $4.1 billion in the third quarter of 2010. For the year, net interest income was $14.3 billion, the same as in 2009. Fair value gains were $358 million, compared with $436 million in the third quarter of 2010. Net other-than-temporary impairment was $24 million, compared with $323 million in the third quarter of 2010. The net mortgage investment portfolio balance decreased to $788.8 billion as of December 31, 2010, compared with $802.9 billion on September 30, 2010, from purchases of $65.3 billion, liquidations of $40.8 billion, and sales of $38.6 billion during the quarter. Capital Markets earned $4.7 billion in the fourth quarter of 2010, compared with $4.8 billion in the third quarter of 2010. For the year, Capital Markets earned $16.1 billion, compared with $857 million in 2009.
# # #
In this release, the company has presented a number of estimates, forecasts, expectations, and other forward-looking statements regarding the company’s future financial results; the profitability of its loans; future, credit losses, credit-related expenses, defaults, charge-offs and REO inventory; its draws from and dividends to be paid to Treasury; the performance and caliber of loans it has acquired and will acquire; its credit loss reduction efforts; its planned homeowner initiatives. These estimates, forecasts, expectations, and statements are forward-looking statements and are based on the company’s current assumptions regarding numerous factors, including assumptions about future home prices and the future performance of its loans. The company’s future estimates of these amounts, as well as the actual amounts, may differ materially from its current estimates as a result of home price changes, interest rate changes, unemployment, other macroeconomic variables, government policy matters, changes in generally accepted accounting principles, credit availability, social behaviors, the volume of loans it modifies, the effectiveness of its loss mitigation strategies, management of its real estate owned inventory and pursuit of contractual remedies, changes in the fair value of its assets and liabilities, impairments of its assets, the adequacy of its loss reserves, its ability to maintain a positive net worth, effects from activities the company takes to support the mortgage market and help homeowners, the conservatorship and its effect on the company’s business, the investment by Treasury and its effect on the company’s business, changes in the structure and regulation of the financial services industry, the company’s ability to access the debt markets, disruptions in the housing, credit, and stock markets, government investigations and litigation, the extent of the servicer foreclosure process deficiencies and the duration of the related foreclosure pause, and many other factors. Changes in the company’s underlying assumptions and actual outcomes, which could be affected by the economic environment, government policy, and many other factors, including those discussed in the “Risk Factors” section of the company’s annual report on Form 10-K for the period ended December 31, 2010, and elsewhere in this release, could result in actual results being materially different from what is set forth in the forward-looking statements.
Fannie Mae provides website addresses in its news releases solely for readers’ information. Other content or information appearing on these websites is not part of this release.
Fannie Mae exists to expand affordable housing and bring global capital to local communities in order to serve the U.S. housing market. Fannie Mae has a federal charter and operates in America’s secondary mortgage market to enhance the liquidity of the mortgage market by providing funds to mortgage bankers and other lenders so that they may lend to home buyers. Our job is to help those who house America.

Fourth-Quarter and Full-Year 2010 Results	9

ANNEX I

FANNIE MAE
(In conservatorship)

Consolidated Balance Sheets
 (Dollars in millions, except share amounts)

	As of December 31,
	2010	2009

ASSETS
Cash and cash equivalents (includes cash of consolidated trusts of $348 and $2,092, respectively)	$17,297	$6,812
Restricted cash (includes restricted cash of consolidated trusts of $59,619 and $-, respectively)	63,678	3,070
Federal funds sold and securities purchased under agreements to resell or similar arrangements	11,751	53,684
Investments in securities:
Trading, at fair value (includes securities of consolidated trusts of $21 and $5,599, respectively)	56,856	111,939
Available-for-sale, at fair value (includes securities of consolidated trusts of $1,055 and $10,513, respectively, and securities pledged as collateral that may be sold or repledged of $- and $1,148, respectively)	94,392	237,728

Total investments in securities	151,248	349,667

Mortgage loans:
Loans held for sale, at lower of cost or fair value	915	18,462
Loans held for investment, at amortized cost:
Of Fannie Mae	407,228	256,434
Of consolidated trusts (includes loans at fair value of $2,962 and $-, respectively, and loans pledged as collateral that may be sold or repledged of $2,522 and $1,947, respectively)	2,577,133	129,590

Total loans held for investment	2,984,361	386,024
Allowance for loan losses	(61,556)	(9,925)

Total loans held for investment, net of allowance	2,922,805	376,099

Total mortgage loans	2,923,720	394,561
Accrued interest receivable:
Of Fannie Mae	5,344	3,774
Of consolidated trusts	9,349	519
Allowance for accrued interest receivable	(3,414)	(536)

Total accrued interest receivable, net of allowance	11,279	3,757

Acquired property, net	16,173	9,142
Servicer and MBS trust receivable	951	18,329
Other assets	25,875	30,119

Total assets	$3,221,972	$869,141

LIABILITIES AND EQUITY (DEFICIT)
Liabilities:
Accrued interest payable:
Of Fannie Mae	$4,052	$4,951
Of consolidated trusts	9,712	29
Federal funds purchased and securities sold under agreements to repurchase	52	—
Short-term debt:
Of Fannie Mae	151,884	200,437
Of consolidated trusts	5,359	—
Long-term debt:
Of Fannie Mae (includes debt at fair value of $893 and $3,274, respectively)	628,160	567,950
Of consolidated trusts (includes debt at fair value of $2,271 and $-, respectively)	2,411,597	6,167
Reserve for guaranty losses (includes $54 and $4,772, respectively, related to Fannie Mae MBS included in Investments in securities)	323	54,430
Servicer and MBS trust payable	2,950	25,872
Other liabilities	10,400	24,586

Total liabilities	3,224,489	884,422

Commitments and contingencies (Note 20)	—	—
Fannie Mae stockholders’ equity (deficit):
Senior preferred stock, 1,000,000 shares issued and outstanding	88,600	60,900
Preferred stock, 700,000,000 shares are authorized—576,868,139 and 579,735,457 shares issued and outstanding, respectively	20,204	20,348
Common stock, no par value, no maximum authorization—1,270,092,708 and 1,265,674,761 shares issued, respectively; 1,118,504,194 and 1,113,358,051 shares outstanding, respectively	667	664
Additional paid-in capital	—	2,083
Accumulated deficit	(102,986)	(90,237)
Accumulated other comprehensive loss	(1,682)	(1,732)
Treasury stock, at cost, 151,588,514 and 152,316,710 shares, respectively	(7,402)	(7,398)

Total Fannie Mae stockholders’ deficit	(2,599)	(15,372)

Noncontrolling interest	82	91

Total deficit	(2,517)	(15,281)

Total liabilities and equity (deficit)	$3,221,972	$869,141

See Notes to Consolidated Financial Statements

Fourth-Quarter and Full-Year 2010 Results	10

FANNIE MAE
(In conservatorship)

Consolidated Statements of Operations
 (Dollars and shares in millions, except per share amounts)

	For the Year Ended
	December 31,
	2010	2009	2008

Interest income:
Trading securities	$1,251	$3,859	$5,878
Available-for-sale securities	5,290	13,618	13,214
Mortgage loans:
Of Fannie Mae	14,992	15,378	18,547
Of consolidated trusts	132,591	6,143	4,145
Other	146	357	1,339

Total interest income	154,270	39,355	43,123

Interest expense:
Short-term debt:
Of Fannie Mae	619	2,306	7,815
Of consolidated trusts	12	—	—
Long-term debt:
Of Fannie Mae	18,857	22,195	26,145
Of consolidated trusts	118,373	344	381

Total interest expense	137,861	24,845	34,341

Net interest income	16,409	14,510	8,782

Provision for loan losses	(24,702)	(9,569)	(4,022)

Net interest income (loss) after provision for loan losses	(8,293)	4,941	4,760

Guaranty fee income (includes imputed interest of $111, $1,333 and $1,423, respectively)	202	7,211	7,621
Investment gains (losses), net	346	1,458	(246)
Other-than-temporary impairments	(694)	(9,057)	(6,974)
Noncredit portion of other-than-temporary impairments recognized in other comprehensive loss	(28)	(804)	—

Net other-than-temporary impairments	(722)	(9,861)	(6,974)
Fair value losses, net	(511)	(2,811)	(20,129)
Debt extinguishment losses, net (includes debt extinguishment losses related to consolidated trusts of $109, $- and $-, respectively)	(568)	(325)	(222)
Losses from partnership investments	(74)	(6,735)	(1,554)
Fee and other income	882	773	1,033

Non-interest loss	(445)	(10,290)	(20,471)

Administrative expenses:
Salaries and employee benefits	1,277	1,133	1,032
Professional services	942	684	529
Occupancy expenses	170	205	227
Other administrative expenses	208	185	191

Total administrative expenses	2,597	2,207	1,979
Provision for guaranty losses	194	63,057	23,929
Foreclosed property expense	1,718	910	1,858
Other expenses	853	1,484	1,093

Total expenses	5,362	67,658	28,859

Loss before federal income taxes and extraordinary losses	(14,100)	(73,007)	(44,570)
Provision (benefit) for federal income taxes	(82)	(985)	13,749

Loss before extraordinary losses	(14,018)	(72,022)	(58,319)
Extraordinary losses, net of tax effect	—	—	(409)

Net loss	(14,018)	(72,022)	(58,728)
Less: Net loss attributable to the noncontrolling interest	4	53	21

Net loss attributable to Fannie Mae	(14,014)	(71,969)	(58,707)
Preferred stock dividends	(7,704)	(2,474)	(1,069)

Net loss attributable to common stockholders	$(21,718)	$(74,443)	$(59,776)

Loss per share — Basic and Diluted	$(3.81)	$(13.11)	$(24.04)
Cash dividends per common share	$—	$—	$0.75
Weighted-average common shares outstanding — Basic and Diluted	5,694	5,680	2,487

See Notes to Consolidated Financial Statements

Fourth-Quarter and Full-Year 2010 Results	11

FANNIE MAE
(In conservatorship)

Consolidated Statements of Cash Flows
 (Dollars in millions)

	For the Year Ended December 31,
	2010	2009	2008

Cash flows (used in) provided by operating activities:
Net loss	$(14,018)	$(72,022)	$(58,728)
Reconciliation of net loss to net cash (used in) provided by operating activities:
Amortization of cost basis adjustments	126	2,568	8,189
Provisions for loan and guaranty losses	24,896	72,626	27,951
Valuation (gains) losses	(1,289)	3,425	12,725
Losses from partnership investments	74	6,735	1,554
Current and deferred federal income taxes	258	(1,919)	12,904
Extraordinary losses, net of tax effect	—	—	409
Purchases of loans held for sale	(81)	(109,684)	(56,768)
Proceeds from repayments of loans held for sale	88	2,413	617
Net change in trading securities, excluding non-cash transfers	(23,612)	11,976	72,689
Other, net	(13,837)	(2,027)	(5,689)

Net cash (used in) provided by operating activities	(27,395)	(85,909)	15,853
Cash flows provided by (used in) investing activities:
Purchases of trading securities held for investment	(8,547)	(48,659)	(7,635)
Proceeds from maturities of trading securities held for investment	2,638	12,918	9,530
Proceeds from sales of trading securities held for investment	21,556	39,261	2,823
Purchases of available-for-sale securities	(413)	(165,103)	(147,337)
Proceeds from maturities of available-for-sale securities	17,102	48,096	33,369
Proceeds from sales of available-for-sale securities	7,867	306,598	146,630
Purchases of loans held for investment	(86,724)	(52,148)	(63,097)
Proceeds from repayments of loans held for investment of Fannie Mae	20,715	30,958	39,098
Proceeds from repayments of loans held for investment of consolidated trusts	574,740	26,184	10,230
Net change in restricted cash	(15,025)	—	—
Advances to lenders	(74,130)	(79,163)	(81,483)
Proceeds from disposition of acquired property and preforeclosure sales	39,682	22,667	10,905
Contributions to partnership investments	(351)	(688)	(1,507)
Proceeds from partnership investments	129	87	1,042
Net change in federal funds sold and securities purchased under agreements to resell or similar agreements	41,471	4,230	(9,793)
Other, net	(531)	(27,503)	(15,282)

Net cash provided by (used in) investing activities	540,179	117,735	(72,507)
Cash flows (used in) provided by financing activities:
Proceeds from issuance of short-term debt of Fannie Mae	699,346	1,641,119	1,913,685
Payments to redeem short-term debt of Fannie Mae	(748,550)	(1,773,977)	(1,824,511)
Proceeds from issuance of long-term debt of Fannie Mae	456,602	289,806	243,180
Payments to redeem long-term debt of Fannie Mae	(397,813)	(256,728)	(266,758)
Proceeds from issuance of short-term debt of consolidated trusts	12,613	—	—
Payments to redeem short-term debt of consolidated trusts	(37,210)	—	—
Proceeds from issuance of long-term debt of consolidated trusts	263,962	58	377
Payments to redeem long-term debt of consolidated trusts	(771,292)	(601)	(467)
Payments of cash dividends on senior preferred stock to Treasury	(7,706)	(2,470)	(31)
Payments of cash dividends on common and preferred stock	—	—	(1,774)
Proceeds from issuance of common and preferred stock	—	—	7,211
Proceeds from senior preferred stock purchase agreement with Treasury	27,700	59,900	—
Net change in federal funds purchased and securities sold under agreements to repurchase	49	(54)	(266)

Net cash (used in) provided by financing activities	(502,299)	(42,947)	70,646
Net increase (decrease) in cash and cash equivalents	10,485	(11,121)	13,992
Cash and cash equivalents at beginning of period	6,812	17,933	3,941

Cash and cash equivalents at end of period	$17,297	$6,812	$17,933

Cash paid during the period for:
Interest	$140,651	$26,344	$35,959
Income taxes	—	876	845
Non-cash activities (excluding transition-related impacts — see Note 2):
Mortgage loans acquired by assuming debt	$484,699	$—	$167
Net transfers from mortgage loans held for investment of consolidated trusts to mortgage loans held for investment of Fannie Mae	121,852	—	—
Transfers from advances to lenders to investments in securities	—	77,191	83,534
Transfers from advances to lenders to loans held for investment of consolidated trusts	68,385	—	—
Net transfers from mortgage loans to acquired property	66,081	5,707	4,272

See Notes to Consolidated Financial Statements

Fourth-Quarter and Full-Year 2010 Results	12

FANNIE MAE
(In conservatorship)

Consolidated Statements of Changes in Equity (Deficit)
(Dollars and shares in millions, except per share amounts)

	Fannie Mae Stockholders’ Equity (Deficit)
								Retained	Accumulated
	Shares Outstanding						Additional	Earnings	Other		Non	Total
	Senior			Senior	Preferred	Common	Paid-In	(Accumulated	Comprehensive	Treasury	Controlling	Equity
	Preferred	Preferred	Common	Preferred	Stock	Stock	Capital	Deficit)	Loss	Stock	Interest	(Deficit)

Balance as of December 31, 2007	—	466	974	$—	$16,913	$593	$1,831	$33,548	$(1,362)	$(7,512)	$107	$44,118
Cumulative effect from the adoption of the accounting standards on the fair value option for financial instruments and fair value measurement, net of tax	—	—	—	—	—	—	—	148	(93)	—	—	55

Balances of January 1, 2008 adjusted	—	466	974	—	16,913	593	1,831	33,696	(1,455)	(7,512)	107	44,173
Change in investment in noncontrolling interest	—	—	—	—	—	—	—	—	—	—	71	71
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	(58,707)	—	—	(21)	(58,728)
Other comprehensive loss, net of tax effect:
Changes in net unrealized losses on available-for-sale securities (net of tax of $5,395)	—	—	—	—	—	—	—	—	(10,020)	—	—	(10,020)
Reclassification adjustment for other-than- temporary impairments recognized in net loss (net of tax of $2,441)	—	—	—	—	—	—	—	—	4,533	—	—	4,533
Reclassification adjustment for gains included in net loss (net of tax of $36)	—	—	—	—	—	—	—	—	(67)	—	—	(67)
Unrealized losses on guaranty assets and guaranty fee buy-ups	—	—	—	—	—	—	—	—	(342)	—	—	(342)
Amortization of net cash flow hedging gains	—	—	—	—	—	—	—	—	1	—	—	1
Prior service cost and actuarial gains, net of amortization for defined benefit plans	—	—	—	—	—	—	—	—	(323)	—	—	(323)

Total comprehensive loss												(64,946)
Common stock dividends ($0.75 per share)	—	—	—	—	—	—	—	(741)	—	—	—	(741)
Senior preferred stock dividends	—	—	—	—	—	—	(31)	—	—	—	—	(31)
Common stock issued	—	—	94	—	—	49	2,477	—	—	—	—	2,526
Common stock warrant issued	—	—	—	—	—	—	3,518	—	—	—	—	3,518
Preferred stock dividends declared	—	—	—	—	—	—	—	(1,038)	—	—	—	(1,038)
Senior preferred stock issued	1	—	—	1,000	—	—	—	—	—	—	—	1,000
Preferred stock issued	—	141	—	—	4,812	—	(127)	—	—	—	—	4,685
Conversion of convertible preferred stock into common stock	—	(10)	16	—	(503)	8	495	—	—	—	—	—
Treasury commitment	—	—	—	—	—	—	(4,518)	—	—	—	—	(4,518)
Other	—	—	1	—	—	—	(24)	—	—	168	—	144

Balance as of December 31, 2008	1	597	1,085	1,000	21,222	650	3,621	(26,790)	(7,673)	(7,344)	157	(15,157)
Cumulative effect from the adoption of a new accounting standard on other-than- temporary impairments, net of tax	—	—	—	—	—	—	—	8,520	(5,556)	—	—	2,964
Change in investment in noncontrolling interest	—	—	—	—	—	—	—	—	—	—	(13)	(13)
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	(71,969)	—	—	(53)	(72,022)
Other comprehensive loss, net of tax effect:
Changes in net unrealized losses on available-for-sale securities (net of tax of $2,658)	—	—	—	—	—	—	—	—	4,936	—	—	4,936
Reclassification adjustment for other-than- temporary impairments recognized in net loss (net of tax of $3,441)	—	—	—	—	—	—	—	—	6,420	—	—	6,420
Reclassification adjustment for gains included in net loss (net of tax of $119)	—	—	—	—	—	—	—	—	(220)	—	—	(220)
Unrealized gains on guaranty assets and guaranty fee buy-ups	—	—	—	—	—	—	—	—	245	—	—	245
Amortization of net cash flow hedging gains	—	—	—	—	—	—	—	—	9	—	—	9
Prior service cost and actuarial gains, net of amortization for defined benefit plans	—	—	—	—	—	—	—	—	107	—	—	107

Total comprehensive loss												(60,525)
Senior preferred stock dividends	—	—	—	—	—	—	(2,470)	—	—	—	—	(2,470)
Increase to senior preferred liquidation preference	—	—	—	59,900	—	—	—	—	—	—	—	59,900
Conversion of convertible preferred stock into common stock	—	(17)	27	—	(874)	14	860	—	—	—	—	—
Other	—	—	1	—	—	—	72	2	—	(54)	—	20

See Notes to Consolidated Financial Statements

Fourth-Quarter and Full-Year 2010 Results	13

FANNIE MAE
(In conservatorship)

Consolidated Statements of Changes in Equity (Deficit)
(Dollars and shares in millions, except per share amounts)

	Fannie Mae Stockholders’ Equity (Deficit)
								Retained	Accumulated
	Shares Outstanding						Additional	Earnings	Other		Non	Total
	Senior			Senior	Preferred	Common	Paid-In	(Accumulated	Comprehensive	Treasury	Controlling	Equity
	Preferred	Preferred	Common	Preferred	Stock	Stock	Capital	Deficit)	Loss	Stock	Interest	(Deficit)

Balance as of December 31, 2009	1	580	1,113	$60,900	$20,348	$664	$2,083	$(90,237)	$(1,732)	$(7,398)	$91	$(15,281)
Cumulative effect from the adoption of the accounting standards on transfers of financial assets and consolidation	—	—	—	—	—	—	—	6,706	(3,394)	—	(14)	3,298

Balance as of January 1, 2010, adjusted	1	580	1,113	60,900	20,348	664	2,083	(83,531)	(5,126)	(7,398)	77	(11,983)
Change in investment in noncontrolling interest	—	—	—	—	—	—	—	—	—	—	9	9
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	(14,014)	—	—	(4)	(14,018)
Other comprehensive loss, net of tax effect:
Changes in net unrealized losses on available-for-sale securities, (net of tax of $1,644)	—	—	—	—	—	—	—	—	3,054	—	—	3,054
Reclassification adjustment for other-than- temporary impairments recognized in net loss (net of tax of $253)	—	—	—	—	—	—	—	—	469	—	—	469
Reclassification adjustment for gains included in net loss (net of tax of $10)	—	—	—	—	—	—	—	—	(19)	—	—	(19)
Unrealized gains on guaranty assets and guaranty fee buy-ups	—	—	—	—	—	—	—	—	1	—	—	1
Prior service cost and actuarial gains, net of amortization for defined benefit plans	—	—	—	—	—	—	—	—	(61)	—	—	(61)

Total comprehensive loss												(10,574)
Senior preferred stock dividends	—	—	—	—	—	—	(2,265)	(5,441)	—	—	—	(7,706)
Increase to senior preferred liquidation preference	—	—	—	27,700	—	—	—	—	—	—	—	27,700
Conversion of convertible preferred stock into common stock	—	(3)	5	—	(144)	3	141	—	—	—	—	—
Other	—	—	1	—	—	—	41	—	—	(4)	—	37

Balance as of December 31, 2010	1	577	1,119	$88,600	$20,204	$667	$—	$(102,986)	$(1,682)	$(7,402)	$82	$(2,517)

See Notes to Consolidated Financial Statements

Fourth-Quarter and Full-Year 2010 Results	14

Supplemental Non-GAAP Consolidated Fair Value Balance Sheets

	As of December 31, 2010				As of December 31, 2009(1)
	GAAP				GAAP
	Carrying	Fair Value	Estimated		Carrying	Fair Value	Estimated
	Value	Adjustment(2)	Fair Value		Value	Adjustment(2)	Fair Value
	(Dollars in millions)

Assets:
Cash and cash equivalents	$80,975	$—	$80,975		$9,882	$—	$9,882
Federal funds sold and securities purchased under agreements to resell or similar arrangements	11,751	—	11,751		53,684	(28)	53,656
Trading securities	56,856	—	56,856		111,939	—	111,939
Available-for-sale securities	94,392	—	94,392		237,728	—	237,728
Mortgage loans:
Mortgage loans held for sale	915	—	915		18,462	153	18,615
Mortgage loans held for investment, net of allowance for loan losses:
Of Fannie Mae	358,698	(39,331)	319,367		246,509	(5,209)	241,300
Of consolidated trusts	2,564,107	46,038 (3)	2,610,145	(4)	129,590	(45)	129,545	(4)

Total mortgage loans	2,923,720	6,707	2,930,427	(5)	394,561	(5,101)	389,460	(5)
Advances to lenders	7,215	(225)	6,990	(6)(7)	5,449	(305)	5,144	(6)(7)
Derivative assets at fair value	1,137	—	1,137	(6)(7)	1,474	—	1,474	(6)(7)
Guaranty assets and buy-ups, net	458	356	814	(6)(7)	9,520	5,104	14,624	(6)(7)

Total financial assets	3,176,504	6,838	3,183,342	(8)	824,237	(330)	823,907	(8)
Master servicing assets and credit enhancements	479	3,286	3,765	(6)(7)	651	5,917	6,568	(6)(7)
Other assets	44,989	(261)	44,728	(6)(7)	44,253	373	44,626	(6)(7)

Total assets	$3,221,972	$9,863	$3,231,835		$869,141	$5,960	$875,101

Liabilities:
Federal funds purchased and securities sold under agreements to repurchase	$52	$(1)	$51		$—	$—	$—
Short-term debt:
Of Fannie Mae	151,884	90	151,974		200,437	56	200,493
Of consolidated trusts	5,359	—	5,359		—	—	—
Long-term debt:
Of Fannie Mae	628,160 (9)	21,524	649,684		567,950 (9)	19,473	587,423
Of consolidated trusts	2,411,597 (9)	103,332 (3)	2,514,929		6,167 (9)	143	6,310
Derivative liabilities at fair value	1,715	—	1,715	(10)(11)	1,029	—	1,029	(10)(11)
Guaranty obligations	769	3,085	3,854	(10)(11)	13,996	124,586	138,582	(10)(11)

Total financial liabilities	3,199,536	128,030	3,327,566	(8)	789,579	144,258	933,837	(8)
Other liabilities	24,953	(472)	24,481	(10)(11)	94,843	(54,878)	39,965	(10)(11)

Total liabilities	3,224,489	127,558	3,352,047		884,422	89,380	973,802
Equity (deficit):
Fannie Mae stockholders’ equity (deficit):
Senior preferred(12)	88,600	—	88,600		60,900	—	60,900
Preferred	20,204	(19,829)	375		20,348	(19,629)	719
Common	(111,403)	(97,866)	(209,269)		(96,620)	(63,791)	(160,411)

Total Fannie Mae stockholders’ deficit/non-GAAP fair value of net assets	$(2,599)	$(117,695)	$(120,294)		$(15,372)	$(83,420)	$(98,792)
Noncontrolling interests	82	—	82		91	—	91

Total deficit	(2,517)	(117,695)	(120,212)		(15,281)	(83,420)	(98,701)

Total liabilities and equity (deficit)	$3,221,972	$9,863	$3,231,835		$869,141	$5,960	$875,101

See Explanation and Reconciliation of Non-GAAP Measures to GAAP Measures

Fourth-Quarter and Full-Year 2010 Results	15

Explanation and Reconciliation of Non-GAAP Measures to GAAP Measures

(1)	Certain prior period amounts have been reclassified to conform to the current period presentation.

(2)	Each of the amounts listed as a “fair value adjustment” represents the difference between the carrying value included in our GAAP consolidated balance sheets and our best judgment of the estimated fair value of the listed item.

(3)	Fair value exceeds the carrying value of consolidated loans and debt of consolidated trusts due to the fact that the loans and debt were consolidated in our GAAP consolidated balance sheet at unpaid principal balance at transition. Also impacting the difference between fair value and carrying value of the consolidated loans is the credit component of the loan. This credit component is reflected in the net guaranty obligation, which is included in the consolidated loan fair value, but was presented as a separate line item in our fair value balance sheet in prior periods.

(4)	Includes certain mortgage loans that we elected to report at fair value in our GAAP consolidated balance sheet of $3.0 billion as of December 31, 2010. We did not elect to report any mortgage loans at fair value in our consolidated balance sheet as of December 31, 2009.

(5)	Performing loans had a fair value of $2.8 trillion and an unpaid principal balance of $2.7 trillion as of December 31, 2010 compared to a fair value of $345.5 billion and an unpaid principal balance of $348.2 billion as of December 31, 2009. Nonperforming loans, which include loans that are delinquent by one or more payments, had a fair value of $168.5 billion and an unpaid principal balance of $287.4 billion as of December 31, 2010 compared to a fair value of $43.9 billion and an unpaid principal balance of $79.8 billion as of December 31, 2009. See “Note 19, Fair Value” for additional information on valuation techniques for performing and non performing loans.

(6)	The following line items: (a) Advances to lenders; (b) Derivative assets at fair value; (c) Guaranty assets and buy-ups, net; (d) Master servicing assets and credit enhancements and (e) Other assets, together consist of the following assets presented in our GAAP consolidated balance sheets: (a) Total accrued interest receivable, net of allowance; (b) Acquired property, net; (c) Servicer and MBS trust receivable; and (d) Other assets.

(7)	“Other assets” include the following GAAP consolidated balance sheets line items: (a) Total accrued interest receivable, net of allowance; (b) Acquired property, net; and (c) Servicer and MBS trust receivable. The carrying value of these items in our GAAP consolidated balance sheets totaled $28.4 billion and $31.2 billion as of December 31, 2010 and 2009, respectively. “Other assets” in our GAAP consolidated balance sheets includes the following: (a) Advances to Lenders; (b) Derivative assets at fair value; (c) Guaranty assets and buy-ups, net; and (d) Master servicing assets and credit enhancements. The carrying value of these items totaled $9.3 billion and $17.1 billion as of December 31, 2010 and 2009, respectively.

(8)	We determined the estimated fair value of these financial instruments in accordance with the fair value accounting standard as described in “Note 19, Fair Value.”

(9)	Includes certain long-term debt instruments that we elected to report at fair value in our GAAP consolidated balance sheets of $3.2 billion and $3.3 billion as of December 31, 2010 and 2009, respectively.

(10)	The following line items: (a) Derivative liabilities at fair value; (b) Guaranty obligations; and (c) Other liabilities, consist of the following liabilities presented in our GAAP consolidated balance sheets: (a) Accrued interest payable of Fannie Mae; (b) Accrued interest payable of consolidated trusts; (c) Reserve for guaranty losses; (d) Servicer and MBS trust payable; and (e) Other liabilities.

(11)	“Other liabilities” include the following GAAP consolidated balance sheets line items: (a) Accrued interest payable of Fannie Mae; (b) Accrued interest payable of consolidated trusts; (c) Reserve for guaranty losses; and (d) Servicer and MBS trust payable. The carrying value of these items in our GAAP consolidated balance sheets totaled $17.0 billion and $85.3 billion as of December 31, 2010 and 2009, respectively. We assume that certain other liabilities, such as deferred revenues, have no fair value. Although we report the “Reserve for guaranty losses” as a separate line item in our consolidated balance sheets, it is incorporated into and reported as part of the fair value of our guaranty obligations in our non-GAAP supplemental consolidated fair value balance sheets. “Other liabilities” in our GAAP consolidated balance sheets include the following: (a) Derivative liabilities at fair value and (b) Guaranty obligations. The carrying value of these items totaled $2.5 billion and $15.0 billion as of December 31, 2010 and 2009, respectively.

(12)	The amount included in “estimated fair value” of the senior preferred stock is the liquidation preference, which is the same as the GAAP carrying value, and does not reflect fair value.

Fourth-Quarter and Full-Year 2010 Results	16